UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2005

LANDRY’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22150	74-0405386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 West Loop South,

Houston, Texas, 77027

(Address of principal executive offices)

(713) 850-1010

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2005, Landry’s Restaurants, Inc. (“Landry’s”) announced that it had entered into an agreement to purchase the Golden Nugget Casino in downtown Las Vegas from Poster Financial Group, Inc. (“PFG”) for $140 million in cash, the assumption of $155 million of Senior Secured Notes due 2011, and the assumption of certain working capital liabilities to be calculated at closing.

Pursuant to the terms of the purchase agreement, Landry’s deposited $25,000,000 into an escrow account with Chicago Title of Nevada, Inc., the escrow agent, as provided in the purchase agreement.

Under the terms of the purchase agreement, PFG’s currently outstanding Senior Secured Notes due 2011 (“Notes”) will remain outstanding obligations of PFG following the closing. The consummation of the sale will result in a change of control of PFG under the terms of the Notes and, as a result, PFG will be required within 30 days of such change of control to commence an offer to purchase any of its Notes for 101% of the aggregate principal amount of such Notes, plus any accrued and unpaid interest. Under the terms of the purchase agreement, amounts outstanding at closing under PFG’s senior credit facility will be repaid by Landry’s or Landry’s will seek consent from the lender under such facility for such amounts to remain outstanding. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

It is anticipated that the transaction will close within the next twelve months, subject to customary closing conditions contained in the purchase agreement, including receipt of all necessary governmental, gaming and other regulatory approvals.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1	Landry’s Restaurants, Inc. Press Release published February 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDRY’S RESTAURANTS, INC.

February 9, 2005	By:	/s/ Steven L. Scheinthal
Steven L. Scheinthal Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Landry’s Restaurants, Inc. Press Release published February 4, 2005.